Exhibit 99.01

H/Cell Energy Reports FY2018 First Quarter Financial Results

Flemington, NJ, June 27, 2018 (GLOBE NEWSWIRE) — H/Cell Energy Corporation (OTCQB-HCCC) (“HCCC”), a company that designs and implements clean energy solutions featuring hydrogen energy systems, has announced financial results for its fiscal 2018 first quarter ended March 31, 2018.

For the three months ended March 31, 2018, HCCC generated revenue of $1,726,324 and a net loss of $110,969, or $(0.02) in earnings per share, fully diluted. This compares to revenue of $1,866,845 and a net loss of $56,124, or $(0.01) in earnings per share, fully diluted, for the prior three months ended March 31, 2017.

Andrew Hidalgo, CEO of HCCC, commented, “The first quarter was a bit challenging as our filing was delayed due to the two year audit required for the PVBJ, Inc. (“PVBJ”) acquisition concluded in February 2018. We could not file our quarterly results until the two year audit was concluded for PVBJ. Initially, we felt that we could meet the filing deadline for the audit but as it turned out, there were unintentional entry errors in the historical PVBJ financials, which required an extensive accounting effort to rectify. We completed the PVBJ two year audit and it has been filed accordingly. The extra work required to assimilate PVBJ was reflected in higher than anticipated one-time fees for acquisition and accounting costs, which contributed to the net income loss in the first quarter. Also contributing to the first quarter net income loss were non-cash charges of $50,501 for stock option grants, amortization of intangible assets, depreciation and debt discount calculations. These non-cash charges do not affect the cash flow performance or working capital of HCCC. We believe it is important for investors to recognize financial performance independent of non-cash accounting charges for certain events. Overall, the subsidiaries are performing well and we anticipate profitable quarters ahead. We also believe that our financial condition remains solid with $591,978 in cash, $3,737,724 in assets and $426,490 in working capital as of March 31, 2018. For the first quarter, we also generated $136,278 in positive cash flow. We are excited about the acquisition of PVBJ, as it expands our revenue production and gives us a base of technicians that will be trained in the implementation of hydrogen technology. The market continues to create opportunities. HCCC has been recently contracted to conclude feasibility studies for the implementation of hydrogen energy systems in residential applications. We look forward to continuing our growth.”

About H/Cell Energy Corporation:

H/Cell Energy Corporation is an integrator that focuses on the design and implementation of clean energy solutions including solar, battery, fuel cell and hydrogen generation systems. In addition, through its subsidiaries, HCCC also provides environmental systems and security systems integration. HCCC serves the residential, commercial and government sectors. Please visit our website at www.hcellenergy.com for more information.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on current expectations and actual results could differ materially. H/Cell Energy Corporation does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

H/Cell Energy Corporation

Investor Relations

908-837-9097 x-2

H/CELL ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2018	December 31, 2017
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$591,978	$455,700
Accounts receivable	1,110,552	808,050
Prepaid expenses	18,716	14,669
Costs and earnings in excess of billings	67,982	51,531
Total current assets	1,789,228	1,329,950

Property and equipment, net	409,376	102,573
Security deposits and other non-current assets	22,234	8,416
Deferred tax asset	44,257	44,257
Customer lists, net	99,008	-
Goodwill	1,373,621	-

Total assets	$3,737,724	$1,485,196

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,073,289	$631,385
Management fees payable – related party	15,000	31,257
Billings in excess of costs and earnings	100,544	87,206
Sales and withholding tax payable	55,969	61,239
Current equipment notes payable	23,823	-
Current capital lease payable	49,856	-
Income tax payable	44,257	98,313
Total current liabilities	1,362,738	909,400

Noncurrent liabilities
Capital leases	197,873	-
Equipment notes payable	121,476	-
Convertible note payable – related party, net of discount	2,214	-
Total noncurrent liabilities	321,563	-

Total liabilities	1,684,301	909,400

Commitments and contingencies

Stockholders’ equity
Preferred stock - $0.0001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock - $0.0001 par value; 25,000,000 shares authorized; 7,486,024 and 7,041,579 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	748	704
Additional paid-in capital	2,934,467	1,335,656
Accumulated deficit	(842,723)	(731,754)
Accumulated other comprehensive loss	(39,069)	(28,810)
Total stockholders’ equity	$2,053,423	$575,796

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,737,724	$1,485,196

H/CELL ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS - OTHER COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended March 31,
	2018	2017

Revenue
Construction income	$1,694,535	$1,850,755
Related party	31,789	16,090

Total revenue	1,726,324	1,866,845

Cost of goods sold
Direct costs	1,209,413	1,413,820
Direct costs - related party	31,617	15,905

Total cost of goods sold	1,241,030	1,429,725

Gross profit	485,294	437,120

Operating expenses
General and administrative expenses	574,684	493,244
Total operating expenses	574,684	493,244

Loss from operations	(89,390)	(56,124)
Income tax provision (benefit)	-	-

Loss before other income and expense	$(89,390)	$(56,124)

Other expense
Interest expense	3,946	-
Interest expense – related party	14,215	-
Loss on fixed asset disposal	3,418	-
Total other expense	21,579	-

Net loss	$(110,969)	$(56,124)

Other comprehensive loss, net

Foreign currency translation adjustment	(10,259)	11,369

Comprehensive loss	$(121,228)	$(44,755)

Loss per share
Basic	$(0.02)	$(0.01)
Diluted	$(0.02)	$(0.01)

Weighted average common shares outstanding
Basic	7,486,024	5,657,309
Diluted	7,486,024	5,657,309